FIRST AMENDMENT TO MULTI-TENANT INDUSTRIAL TRIPLE NET LEASE

THIS FIRST AMENDMENT TO MULTI-TENANT INDUSTRIAL TRIPLE NET LEASE (this "**Amendment**") is made and entered into as of 5/10/2023 | 2:37 PM EDT, 2023, by and between **ULF NORTHFIELD BUSINESS CENTER LLC**, a Delaware limited liability company ("**Landlord**"), and **ZOMEDICA INC.**, a Delaware corporation ("**Tenant**").

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Multi-Tenant Industrial Triple Net Lease dated March 18, 2022 (the "**Original Lease**"), as affected by that certain Commencement Letter dated March 31, 2022 (collectively, as so affected, the "**Existing Lease**"; the Existing Lease, as amended by this Amendment, the "**Lease**"), for certain premises in the building located at 4000 Northfield Way, Roswell, Georgia 30076 (the "**Building**"), consisting of approximately 12,400 rentable square feet of space in the Building known as Suite 900, which premises are more particularly described in the Existing Lease (the "**Original Premises**");

WHEREAS, Landlord has agreed to lease additional premises to Tenant and Tenant has agreed to lease from Landlord such additional premises and to extend the Term of the Lease; and

WHEREAS, Landlord and Tenant desire to evidence such expansion of the Original Premises and extension of the Term and to amend certain other terms and conditions of the Existing Lease by means of this Amendment.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Existing Lease is hereby amended and the parties hereto do hereby agree as follows:

1. Recitals; Capitalized Terms. The recitals set forth herein above are incorporated herein as if restated in their entireties. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Existing Lease.

2. Extension of Lease Term. The Term is hereby extended for a period (the "**Extension Term**") commencing on May 1, 2027 (the "**Extension Term Commencement Date**") and expiring on the last day of the sixtieth (60th) full calendar month after the Expansion Date (as defined below), unless sooner terminated pursuant to the terms of the Lease. All references in the Lease to the "Term" shall hereafter be deemed to include the Extension Term. Tenant shall remain subject to all the terms and conditions of the Lease during the Extension Term.

3. Expansion; Grant of Expansion Space. Effective as of that date (the "**Expansion Date**") which is the earlier of (i) the date on which Landlord delivers the Expansion Space (as defined below) to Tenant, free of occupancy by its current tenant, or (ii) December 1, 2023, Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, for the entire Term, as extended herein, and subject to and in accordance with the terms of the Lease, as amended by this Amendment, an additional 6,000 rentable square feet of space in the Building known as Suite 800 as shown on Exhibit A attached hereto and by this reference made a part

hereof (the "**Expansion Space**"). As of the Expansion Date: (a) the Expansion Space shall be subject to all of the terms and conditions of the Lease for the entire Term, as extended herein; (b) all references in the Lease to the "Premises" shall be deemed to include the Original Premises and the Expansion Space; and (c) the total rentable square feet of space leased to Tenant pursuant to the Lease shall be **18,400** rentable square feet. If Landlord is delayed in delivering possession of the Expansion Space due to any reason, including the holdover or unlawful possession of such space by any third party or for any other reason, such delay shall not be a default by Landlord, render the Lease void or voidable, or otherwise render Landlord liable for damages. Within twenty (20) days after the Expansion Date, Landlord and Tenant agree to execute an Expansion Space Memorandum substantially in the form attached hereto as Exhibit B and by this reference incorporated herein.

4. Base Rent.

(a) Original Premises. Tenant shall continue to pay Base Rent with respect to the Original Premises through the date immediately preceding the Extension Term Commencement Date in accordance with the Existing Lease. From and after the Extension Term Commencement Date, Base Rent with respect to the Original Premises (and only the Original Premises) shall be as follows:

Period (Measured from Expansion Date)	Annual Rate/RSF	Monthly Base Rent
05/01/2027 – Month 48	$14.06	$14,529.49
Months 49 – 60	$14.62	$15,110.67

Note: If the Expansion Date occurs on or before May 1, 2023, then the first (1st) row above shall be disregarded in its entirety and the second (2nd) row shall be amended to replace "Months 49 – 60" with "05/01/2027 – Month 60"

(b) Expansion Space. From and after the Expansion Date, Base Rent with respect to the Expansion Space (and only the Expansion Space) shall be as follows:

Period (Measured from Expansion Date)	Annual Rate/RSF	Monthly Base Rent
Months 1 – 12	$12.50	$6,250.00
Months 13 – 24	$13.00	$6,500.00
Months 25 – 36	$13.52	$6,760.00
Months 37 – 48	$14.06	$7,030.40
Months 49 – 60	$14.62	$7,311.62

5. Additional Rent. Tenant shall continue to pay, as Additional Rent, Tenant's Share of Operating Expenses and Real Property Taxes during the Term, as extended by the Extension Term, in accordance with the terms of the Existing Lease, together with all other sums due and payable under the Lease; provided, however, that, as of the Expansion Date, all references in the Lease for purposes of determining Tenant's Share of the Building shall include the Original Premises, the Expansion Space and any other space hereinafter leased to the Tenant pursuant to

the Lease for purposes of calculating such percentage. Including the Original Premises and the Expansion Space, Tenant's Share shall be 29.92%.

6. Security Deposit. As a further inducement for Landlord to enter into this Amendment, contemporaneously with the execution of this Amendment by Tenant, Tenant shall deposit with Landlord the amount of $21,907.80, which shall be added to Tenant's current security deposit of $13,092.20 for a total security deposit of $35,000.00 (the "**Security Deposit**") to be held and applied by Landlord in accordance with the terms of Section 3.2 of the Original Lease. All other terms and conditions of the Lease shall continue to apply to the Security Deposit, as so increased.

7. Acceptance of Premises; Tenant Improvements.

(a) Tenant hereby accepts the Premises, as expanded herein, in its "AS IS," "WHERE IS" condition, WITH ALL FAULTS, and without any representations or warranties (express or implied) whatsoever, during the Term, as extended herein and as may be further extended, and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the Premises, or make any alterations or additions thereto, and Landlord shall have no obligation to provide any tenant improvement allowance, credit, set-off, or other concession to Tenant.

(b) Notwithstanding anything herein to the contrary, Tenant shall, at its sole cost and expense, perform that certain work in the Expansion Space described on Exhibit C attached hereto and incorporated herein by this reference (the "**Tenant Improvements**"), which shall in all events be subject to (i) Landlord's prior approval of the plans, specifications, contractors (which contractors must be licensed in the State of Georgia and maintain insurance reasonably acceptable to Landlord) and pricing bids therefor, and (ii) compliance with the terms and conditions of the Lease (including, without limitation, Section 10 and Exhibit E of the Original Lease). In addition, Tenant hereby agrees that Tenant shall, at its sole cost and expense, remove the Modular Clean Room installed as part of the Tenant Improvements on or before the expiration or earlier termination of the Lease and repair any damage to the Premises and/or the Building resulting therefrom (including the walls and slab) so as to return the Premises to its pre-existing condition. Tenant shall complete the Tenant Improvements on or before the date that is one hundred eighty (180) days after the Expansion Date.

8. Utility Usage and Monitoring; Energy Conservation. Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, such information as Landlord may specify in its request as necessary to monitor and document the consumption and usage of utilities within the Premises, including, without limitation, copies of utility bills for separately metered or sub-metered utilities. Landlord reserves the right to install and operate equipment and hardware to monitor utility data for the Building, the cost of which may be included in Operating Expenses. Tenant authorizes Landlord and its property manager to contact Tenant's utility providers to obtain usage data for the Premises, and Tenant shall reasonably cooperate with Landlord in its efforts to obtain such data from the provider. Without limitation of the foregoing, Tenant agrees to execute and deliver to Landlord, within ten (10) days after Landlord's request, such form of release or authorization as any utility provider may require authorizing Landlord to obtain information regarding Tenant's utility usage from such provider. From and after the date

of this Amendment, should Landlord in its sole discretion elect to generate or procure renewable or sustainable energy for consumption at the Building, Tenant shall purchase same from Landlord so long as the costs for same are reasonably comparable to those charged by third-party providers of comparable services. Tenant shall, at its sole cost and expense, comply with all energy conservation or environmental sustainability mandates imposed by a municipality or other governmental entity with respect to utility consumption or the use and/or generation of energy at the Premises (and to evidence such compliance, including participating in routine reporting and benchmarking, where required), regardless of whether Landlord or the utility provider furnishes the applicable utility to the Premises, and Tenant shall be liable for any costs, fees, penalties or fines resulting from Tenant's noncompliance with any of the foregoing. If Landlord incurs any costs, fees, penalties or fines as a result of Tenant's failure to provide the information specified in this paragraph or Tenant's failure to comply with its covenants and obligations herein, Tenant shall reimburse Landlord the amount thereof within ten (10) days of Landlord's demand. Notwithstanding anything to the contrary in the Lease, all costs incurred by Landlord to achieve or maintain compliance with energy conservation or environmental sustainability guidelines, mandates or laws related thereto may be included in Operating Expenses.

9. Option to Extend. Subject to the rights of existing tenants in the Project as of the date of this Amendment, Landlord grants to Tenant one (1) option to further extend the Term of the Lease upon and subject to the following terms and conditions:

(a) The period of extension shall be five (5) years, commencing at 12:00 a.m. local time on the day following the expiration date of the Extension Term and expiring at 11:59 p.m. local time on the fifth (5th) anniversary of the expiration date of the Extension Term (such option being hereinafter referred to as the "**Extension Option**" and its period hereinafter referred to as the "**Extension Period**").

(b) In order to be effective, Tenant must exercise the Extension Option by written notice to Landlord given on or before the date is that is nine (9) months, but not sooner than the date that is twelve (12) months, prior to the expiration date of the Extension Term (the "**Exercise Notice**"). If Tenant fails timely to give the Exercise Notice, the Extension Option shall lapse unexercised.

(c) The Extension Option shall be applicable to the entire Premises, as expanded herein and as it may have been further expanded or contracted from time to time pursuant to the terms of the Lease, and may only be exercised with respect to the entire Premises.

(d) If Tenant duly and timely delivers to Landlord the Exercise Notice as set forth in subparagraph (b) above, then the terms and conditions of the Lease, as it may have been amended from time to time, shall remain in full force and effect during the Extension Period, except that annual Base Rent per rentable square foot of the Premises leased by Tenant during the initial twelve (12) months of the Extension Period shall be adjusted at the commencement of the Extension Period to the then "Prevailing Market Rate" (as hereinafter defined) and shall escalate by a market escalation as determined as part of the Prevailing Market Rate at the beginning of each subsequent twelve (12) month period thereafter during the Extension Period. Landlord and Tenant expressly acknowledge and agree, without limiting the generality of the

foregoing, that Tenant shall not be entitled to any construction allowance and Landlord shall have no obligation to construct any improvements to the Premises for the Extension Period.

(e) "**Prevailing Market Rate**" shall mean the then prevailing market rate and escalations for monthly rental for leases comparable to the renewal of the Lease for second generation space located in similar industrial buildings in the market area of the Building comparable to the Premises and for a term equal to the term of the Extension Period, taking into account the creditworthiness of Tenant. The Prevailing Market Rate shall be determined between Landlord and Tenant by mutual agreement in good faith. Notwithstanding the foregoing to the contrary, in no event shall the annual Base Rent per rentable square foot of the Premises for the first (1st) year of the Extension Period be less than $15.20 (hereinafter the "**Floor Rate**"). In the event a final determination pursuant to this subparagraph (e) of the Prevailing Market Rate would set the annual Base Rent per rentable square foot of the Premises under the Lease at an amount lower than the Floor Rate, such determination shall be disregarded and the annual Base Rent per rentable square foot of the Premises under the Lease for such year of the Extension Period shall be the Floor Rate, and shall escalate each year thereafter in accordance with subparagraph (d) above. If Landlord and Tenant have not agreed upon the Prevailing Market Rate and executed a written amendment to the Lease setting forth the terms and conditions of the lease of the Premises during the Extension Period within thirty (30) days after Landlord's receipt of Tenant's Exercise Notice then (i) the Exercise Notice shall be null and void and of no further force or effect, (ii) neither Landlord nor Tenant shall have any further duty to continue such negotiations nor any further liability to the other with respect to the negotiations pursuant to the Exercise Notice and (iii) this Extension Option shall terminate and Tenant shall have no further right or option to extend the Term pursuant to this Extension Option.

(f) Notwithstanding anything in this Extension Option to the contrary, Tenant shall have no right to exercise the Extension Option nor shall Landlord have any obligation to enter into a lease for the Extension Period with Tenant, at any time after which (i) a default has occurred with respect to Tenant under the Lease, (ii) the Lease is not in full force and effect, (iii) Tenant has assigned the Lease or entered into a sublease for all or any portion of the Premises, or (iv) Tenant is in default under any other written agreement with Landlord. Following any assignment of the Lease which results in the termination of this Extension Option, Landlord shall nevertheless use commercially reasonable efforts to engage with the new Tenant in discussions regarding an extension of the Lease, on terms reasonably acceptable to Landlord.

10. Landlord's Addresses.

(a) Landlord's Notice Address. From and after the date hereof and notwithstanding anything to the contrary in the Lease, the parties acknowledge that Landlord's current address for notices under the Lease is as follows:

ULF Northfield Business Center LLC
c/o GID Industrial Advisers
14241 Dallas Parkway, Suite 1050
Dallas, TX 75254
Attn: Asset Management
Email: GIDIndNotices@gid.com

(b) Landlord's Rent Payment Address. From and after the date hereof, payments of Rent shall be made payable to the order of Landlord, via ACH. In order to pay via ACH, Tenant shall promptly send its ACH Direct Deposit Form to commercial@gid.com.

11. Prior Rights. Notwithstanding anything in the Lease to the contrary, all renewal options (including, without limitation, Section 19 of the Addendum to Lease attached to the Original Lease), expansion options, rights of first refusal, rights of first offer, termination rights or options, rental concessions, allowances and other similar options or rights afforded to Tenant under the Existing Lease (if any) are of no further force or effect.

12. Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Wilson, Hull & Neal Real Estate, LLC, which represented Landlord, in the negotiating and making of this Amendment, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys' fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building, the Original Premises or the Expansion Space or claiming to have caused Tenant to enter into this Amendment.

13. Authority. The person signing this Amendment on behalf of Tenant hereby represents and warrants that (i) he/she is authorized to execute this Amendment on behalf of Tenant, (ii) he/she possesses the requisite power and authority to bind Tenant to the terms and provisions hereof, (iii) Tenant has taken all actions necessary to authorize the execution, delivery and performance of this Amendment by Tenant, and (iv) Tenant has been duly organized and is qualified or authorized to do business in the State in which the Building is located. Furthermore, Tenant agrees to take any and all necessary action to keep its existence as an entity in good standing throughout the Term, as extended herein and as may be further extended, in the State in which Tenant has been organized as well as to remain qualified to do business within the State in which the Building is located.

14. No Defaults. Tenant hereby agrees that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

15. Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Amendment.

16. Entire Agreement. This Amendment represents the entire agreement between the parties with respect to the subject matter hereof. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Original Premises, the Expansion Space or the Building other than the Existing Lease and this Amendment. This Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to the matters addressed herein.

17. Binding Effect. This Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

18. Counterparts; Delivery. This Amendment may be executed in multiple counterparts, all of which together shall constitute one and the same original instrument. Electronic signatures to this Amendment, whether digital or encrypted (including, without limitation, .pdf scan copies, DocuSign signatures and similar formats) as executed by the parties, and regardless of the form of delivery (including but not limited to electronic delivery), shall be deemed and treated as executed originals for all purposes.

19. Confirmation of Lease. Except as expressly amended and modified by this Amendment, the Existing Lease shall otherwise remain unmodified and in full force and effect, and the parties hereto hereby ratify and confirm the same. To the extent of any inconsistency between the Existing Lease and this Amendment, the terms of this Amendment shall control.

*[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES BEGIN ON THE FOLLOWING PAGE]*

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment under seal as of the day and year first above written.

<u>LANDLORD</u>:

ULF NORTHFIELD BUSINESS CENTER LLC, a Delaware limited liability company

DocuSigned by:

By:

Name: Brendan McCarthy

Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

TENANT:

ZOMEDICA INC.,
a Delaware corporation

DocuSigned by:
Tony Blair

By: ______________________
Name: Tony Blair
Title: Executive VP, Chief Operating Officer

EXHIBIT A

Expansion Space

GID INDUSTRIAL
211 Perimeter Center Pkwy NE, Suite 900, Atlanta, GA 30346

BUILDING INFORMATION:

TOTAL BUILDING:	60,240 SF
SUITE AREA:	6,000 SF
WAREHOUSE AREA:	3,809 SF
OFFICE AREA:	2,191 SF
MIN. CLEAR HEIGHT:	20'-6"
MAX. CLEAR HEIGHT:	23'-0"
TYP. COLUMN SPACNG:	40'0 x 50'0
SPRINKLERED:	YES
FIRE ALARM:	NO

SYMBOL LEGEND:

- (D) DOCK DOORS
- (L) DOCK DOORS W/ LEVELERS
- (△) DRIVE IN DOORS
- (E) ELECTRICAL PANELS


39'-9"
SUITE 800
40'-0" TYP.
48'-9"
50'-0" TYP.
44'-11"
149'-9"

Suite Plan
SCALE: 1/32" = 1'-0"

NOTE: THIS CONCEPTUAL PLAN IS FOR MARKETING PURPOSES ONLY AND HAS BEEN PREPARED BASED ON PRELIMINARY AVAILABLE SITE INFORMATION DEEMED RELIABLE. ALL DIMENSION AREA CALCULATIONS ARE SUBJECT TO VERIFICATION BY A PROFESSIONAL ENGINEER FOR COMPLIANCE WITH ALL FEDERAL, STATE, AND LOCAL REGULATIONS.

4000 Northfield
Suite 800
4000 Northfield Way, Roswell, GA 30076

NELSON
22.0003459.000
12/06/22

[NOTE: Sketches, cross-hatchings, drawings, dimensions, plans, boundaries, area calculations, furniture, fixtures, and improvements shown in this Exhibit are for illustrative purposes only and are not intended to indicate the actual improvements, dimensions, boundaries, or square footage of the Expansion Space]

EXHIBIT B

Expansion Space Memorandum

______________, 2023

RE: First Amendment to Multi-Tenant Industrial Triple Net Lease dated as of ____________, 2023 (the "**Amendment**"), which amends that certain Multi-Tenant Industrial Triple Net Lease dated March 18, 2022 (as at any time amended, affected or assigned, the "**Lease**"), by and between **ULF NORTHFIELD BUSINESS CENTER LLC**, a Delaware limited liability company ("**Landlord**"), and **ZOMEDICA INC.**, a Delaware corporation ("**Tenant**"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease or the Amendment, as the case may be.

To Whom it May Concern:

As of the date of this Expansion Space Memorandum (this "**Agreement**") first set forth above, Landlord and Tenant hereby agree as follows:

1. The Expansion Date occurred, and the Base Rent and Additional Rent with respect to the Expansion Space commenced, on _______________, 2023. The date on which the Lease will expire is _______________, 2028.

2. The Expansion Space consists of approximately 6,000 rentable square feet.

3. The Lease is in full force and effect as of the date of this Agreement. By execution of this Agreement, Tenant confirms that, as of the date of this Agreement, (1) Tenant has accepted the Expansion Space, (2) Tenant has no claims against Landlord, and (3) Landlord has fulfilled all of its obligations under the Lease and the Amendment required to be fulfilled by Landlord. The parties agree that this Agreement shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises out of the terms of this Agreement and the terms of the Lease and/or the Amendment, the terms of this Agreement shall prevail. This Agreement shall be governed by the laws in which the Premises are located.

Please indicate your agreement to the above matters by signing in the space indicated below and returning an executed counterpart to Landlord.

LANDLORD:

ULF NORTHFIELD BUSINESS CENTER LLC,
a Delaware limited liability company

By: ________________________________
Name: ______________________________
Its: ________________________________

<u>TENANT</u>:

ZOMEDICA INC.,
a Delaware corporation

By: ______________________________
Name: ____________________________
Its: ______________________________

EXHIBIT C

Tenant Improvements


REVISIONS
REVISION
DESCRIPTION OF CHANGE
ECN
1
INITIAL PRE-PRODUCTION RELEASE
ADD 1 OFFICE
149' - 9"
DELETE EXISTING WALLS
44'-11"
50'-0" TYP.
48'-9"
OPEN SPACE FOR CUBICLES
35' x 75' MODULAR CLEAN ROOM
40'-0" TYP.
SUITE 800
WAREHOUSE SPACE
39' - 9"
5 FOOT HALLWAY
BUILD NEW PARTITION FIREWALL TO THIS LOCATION
REMOVE EXISTING FIREWALL PARTITION
PROPOSED CHANGES TO EXISTING SUITE 800 SPACE:
1) ADD 1 OFFICE
2) MOVE PARTITION FIREWALL TOWARD FRONT OF SPACE
3) INSTALL MODULAR CLEAN ROOM
4) REFRESH SPACE TO THE QUALITY OF SUITE 900 REHAB
ZOMEDICA